Exhibit 99.1

Cracker Barrel Confirms Receipt of Director Nomination

No Shareholder Action Required at this Time

LEBANON, Tenn. – August 21, 2020 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today confirmed that affiliates of Biglari Capital Corp. have notified the Company of their intention to nominate Raymond P. Barbrick to stand for election to the Board of Directors of Cracker Barrel (the “Board”) at the Company’s 2020 Annual Meeting of Shareholders.

The Board’s Nominating & Corporate Governance Committee will evaluate Mr. Barbrick’s candidacy and make a recommendation to shareholders in due course. Cracker Barrel shareholders need not take any action at this time.

Important Additional Information and Where to Find It

Cracker Barrel intends to file a preliminary and definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 annual meeting of Cracker Barrel shareholders (the “Annual Meeting”). INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE U.S. Securities and Exchange Commission (the “SEC”) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel’s corporate website at www.crackerbarrel.com.

Participants in the Solicitation

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel’s directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended August 2, 2019, and Cracker Barrel’s definitive proxy statement for the 2019 annual meeting of Cracker Barrel shareholders, filed with the SEC on October 11, 2019. To the extent holdings of such participants in Cracker Barrel’s securities have changed since the amounts described in the proxy statement for the 2019 annual meeting of Cracker Barrel shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details regarding the nominees of Cracker Barrel’s Board of Directors for election at the Annual Meeting will be included in the definitive proxy statement, when available.

Media Contacts:

Emily Claffey/David Millar

Sard Verbinnen & Co.

CrackerBarrel-SVC@SARDVERB.com

Heidi Pearce

heidi.pearce@crackerbarrel.com

(615) 235-4135

Investor Contact:

Adam Hanan

adam.hanan@crackerbarrel.com

(615) 443-9887